Exhibit 99

MEREDITH REPORTS FISCAL 2009 AND FOURTH QUARTER RESULTS

DES MOINES, IA (July 29, 2009) — Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported a loss of $2.28 per share from continuing operations in fiscal 2009, including $4.31 per share resulting from a non-cash impairment charge and other special charges.  Excluding these special charges, earnings per share from continuing operations were $2.03, in-line with previously stated expectations.  Revenues in fiscal 2009 were $1.41 billion.

These results compare to fiscal 2008 reported earnings per share from continuing operations of $2.79, or $3.13 per share excluding special charges, on revenues of $1.55 billion.

Meredith recorded two special charges in the fourth quarter of fiscal 2009.  The first is an impairment charge of $295 million ($185 million after-tax) related to Broadcasting’s FCC licenses and goodwill.  This impairment charge is a non-cash charge to earnings; does not affect Meredith’s liquidity, cash flows from operating activities or debt covenants; and does not have an impact on Meredith’s future operations.  This charge was determined in connection with Meredith’s annual impairment testing of goodwill and other intangible assets.

The second is a special charge of $5.5 million ($3.4 million after-tax) due primarily to employee severance related to previously announced plans to centralize certain functions across Meredith’s television stations.  Information on the special charges recorded in fiscal 2009 and fiscal 2008 is available in Tables 1-4 of this press release.

Fourth quarter fiscal 2009 loss per share from continuing operations was $3.64 and revenues were $346 million, versus earnings per share from continuing operations of $0.40 and revenues of $376 million a year ago.  Excluding special charges, fiscal 2009 fourth quarter earnings per share from continuing operations were $0.55, also in-line with previously stated expectations, versus earnings per share from continuing operations of $0.75 in the prior-year period.

Meredith made a $100 million debt payment on June 30 2009,  reducing its total debt balance to $380 million, a 22 percent reduction from the prior year end.  Subsequently, on July 13, 2009, Meredith entered into a new $75 million private placement of debt from a leading life insurance company.  The proceeds were used to pay down Meredith’s revolving credit facilities – thus resulting in no net incremental debt – and provide Meredith with additional liquidity should attractive investment opportunities arise.

“Despite a challenging advertising climate, we made significant progress on the performance improvement plan put in place at this time last year,” said Meredith President and Chief Executive Officer Stephen M. Lacy.  “We gained market share, grew new revenue sources, prudently managed our costs and cut debt by more than 20 percent.”

FISCAL 2009 PERFORMANCE OVERVIEW

The recession significantly impacted advertising spending throughout fiscal 2009.  Meredith’s total advertising revenues were $787 million in fiscal 2009, compared to $931 million in fiscal 2008.

However, advertising revenues for Meredith’s magazines and related Web sites improved in the second half of fiscal 2009 compared to the first half, as performance improvement measures put in place to counter the weak advertising environment began to take effect. Second-half magazine advertising declined 12 percent from the prior-year period, compared to a drop of 18 percent in the first half of fiscal 2009.  Total company online advertising increased 7 percent in the second half of fiscal 2009 after declining approximately 14 percent in the first half.

Broadcasting advertising revenues declined 17 percent in fiscal 2009, as $24 million in political advertising wasn’t enough to offset lower non-political advertising, particularly in automotive.

Lacy noted the following fiscal 2009 highlights:

•
Gaining magazine advertising market share – For the full fiscal year, Meredith’s share of magazine advertising increased to 10.5 percent from 9.5 percent, according to the most recent data available from Publishers Information Bureau (PIB).  Meredith’s share grew to 12.8 percent from 10.1 percent in the fourth fiscal quarter.

•
Growing new revenue streams – Revenues from key new revenue sources not dependent on traditional advertising – namely Meredith Integrated Marketing, licensed products, retransmission fees, syndicated programming and video services – increased more than 15 percent.

•
Strengthening consumer connection – Readership for Meredith’s major subscription magazines held steady at 110 million, according to Mediamark Research and Intelligence, and magazine circulation profitability grew.  Most of Meredith’s television stations posted higher ratings, particularly during the March and May sweeps periods.  Traffic rose across Meredith’s more than 60 Web sites, and sales of licensed products increased.

•
Reducing operating costs – Meredith’s total operating costs declined 7 percent in the fourth quarter and were down 5 percent in fiscal 2009, even with a 10 percent increase in paper prices.  Excluding acquisitions, costs declined 9 percent in the fourth quarter and were down 6 percent in fiscal 2009.  These cost references exclude special charges.

•
Generating strong cash flow – Meredith generated $181 million in cash flow from operations and eliminated $105 million – or 22 percent – of its debt.  Meredith also increased its dividend rate by 5 percent to 22½ cents – its 16th consecutive annual dividend increase.

Additionally, Meredith completed a number of strategic initiatives and investments to further strengthen its established and emerging media platforms.  These included:

•	Creative investments such as redesigns of Better Homes and Gardens, Ladies’ Home Journal, More, Fitness and ReadyMade magazines.

•
The launch of the Meredith Women’s Network, one of the largest online networks for women.  Central to this strategy were investments in Meredith’s flagship Web sites – BHG.com and Parents.com; the Real Girls Media Network, which owns and operates online social communities; and Mixingbowl.com, an online social community targeted at consumers interested in food and cooking.  Meredith also completed an online lead-generation agreement with ServiceMagic Inc., a Web site that connects homeowners to contractors.

•
Further expansion of Meredith Integrated Marketing’s portfolio of services in July 2009 through an investment in The Hyperfactory, which creates, executes and analyzes mobile strategies and programs for top brands world-wide.

•	Expansion of the Better show, a Meredith-produced syndicated lifestyle television show, to more than 50 markets, including half of the nation’s Top 10.

OPERATING DETAIL

Publishing

Fiscal 2009 Publishing operating profit was $151 million, compared to $188 million in the prior-year period.  Fiscal 2009 revenues were $1.13 billion versus $1.23 billion, and advertising revenues were $530 million versus $620 million.  Fourth quarter fiscal 2009 operating profit was $46 million, compared to operating profit of $25 million. Fourth quarter revenues were $283 million versus $297 million, and advertising revenues were $134 million versus $148 million.

Excluding special charges, fiscal 2009 Publishing operating profit was $159 million, compared to $213 million in the prior-year period, and fourth quarter 2009 operating profit was $48 million versus $50 million.

Advertising performance in the second half of fiscal 2009 improved when compared to the first half due primarily to initiatives to gain market share.  Ten of Meredith’s 14 measured titles increased their share of advertising revenues in the second half, according to PIB, as Meredith emphasized the broad consumer reach and efficiency of its portfolio.  Eight of Meredith’s 10 largest advertising categories, including food and beverage, prescription and non-prescription drugs and household supplies, improved in the second half compared to the first half, according to PIB.

Circulation profit and related margin in Meredith’s subscription activities increased in fiscal 2009.  Total circulation revenues declined 7 percent in fiscal 2009 from a year ago as a result of fewer Special Interest Media titles published and soft retail sales.  However, subscription revenues declined just 2 percent during the year.  In the fourth quarter, circulation revenues grew slightly, including a gain of 2 percent for subscription revenues.

Interactive advertising revenues declined 5 percent in fiscal 2009; however they rose 17 percent in the fourth quarter.  The number of unique visitors to Meredith’s Publishing Web sites rose more than 25 percent to 15 million and page views averaged more than 170 million per month in fiscal 2009.  The total number of videos viewed per month rose to 1.1 million.  Meredith generated 3 million online subscriptions in fiscal 2009, up slightly from fiscal 2008.

“Advertisers and consumers alike recognize the value our brands deliver as exemplified by our advertising market share gains, solid circulation fundamentals and growing online revenue and traffic,” Lacy said.  “Additionally, we continue to experience growth from businesses that are not based on advertising, including Meredith Integrated Marketing and Brand Licensing.”

Meredith Integrated Marketing revenues grew 13 percent in fiscal 2009 compared to the prior-year period.  In the fourth quarter, while revenues declined 17 percent, due primarily to certain non-recurring programs recorded in the prior-year period, operating profit grew nearly 15 percent as Meredith Integrated Marketing improved efficiencies.  Fiscal 2009 revenue growth was driven by new business won in the past year, including Kraft’s Food & Family custom marketing program, and growth from digital acquisitions.

Brand Licensing revenues grew 14 percent in fiscal 2009 from a year ago, driven primarily by the expansion of Meredith’s relationship with Walmart.  In fiscal 2009, the number of Better Homes and Gardens-branded SKU’s doubled to more than 1,000, and the program will expand to Canada in the second half of calendar 2009.   In addition, Meredith and Walmart have created the “Editors Choice Paint Colors,” a collection of interior paint colors selected by the editors of Better Homes and Gardens, that is being placed in stores now.  The paint colors are co-marketed with the Dutch Boy brand at Walmart and coordinate with the home décor products currently available.

Publishing operating costs, excluding special charges, declined 8 percent in the fourth quarter, compared to the prior-year period, and declined 5 percent in fiscal 2009, despite an increase of 10 percent in paper prices.

Broadcasting

Fiscal 2009 Broadcasting operating loss, including special charges, was $258 million, compared to operating profit of $78 million in the prior-year period.  Fiscal 2009 revenues were $275 million versus $319 million.  Fourth quarter fiscal 2009 operating loss, including special charges, was $292 million, compared to operating profit of $18 million.  Fourth quarter revenues were $62 million versus $79 million.

Excluding special charges, fiscal 2009 Broadcasting operating profit was $43 million, compared to $79 million in the prior-year period, and fourth quarter 2009 operating profit was $6 million versus $19 million.

The depressed automotive market significantly impacted Broadcasting’s performance.  Meredith’s automobile advertising revenues declined nearly 45 percent in fiscal 2009, and were down more than 55 percent in the fourth quarter, accounting for approximately half of non-political advertising declines in both periods.

“Despite the current advertising weakness, television remains the most powerful and efficient way for advertisers to reach American consumers,” Lacy said.  “To combat lower advertising revenues, we are pursuing multi-platform marketing solutions for clients similar to our Publishing business, have reorganized our national sales activities and are centralizing certain functions.  We are encouraged by continued growth in our consumer connection, higher revenues at Meredith Video Solutions and increased retransmission fees.”

During the May sweeps, several Meredith stations captured a larger share of morning news viewers.  Portland, Hartford and Las Vegas continued their #1 positions; Atlanta and Greenville each doubled viewership; and Kansas City increased viewership 24 percent.  In late news, where ad rates are the highest, Phoenix’s viewership rose 38 percent, Greenville rose 11 percent and Hartford maintained its #1 position.  These ratings gains are key to commanding higher revenues for advertising spots into the future.

Revenues at Meredith Video Solutions, Meredith’s in-house video production group, rose more than 50 percent in fiscal 2009 from the year-ago period, and were up more than 20 percent in the fiscal fourth quarter.  The Better television show, which features content inspired by Meredith’s publishing brands, will be carried in more than 50 markets beginning this fall, up from 35 markets in the fall of 2008.

Revenues from retransmission fees more than doubled in fiscal 2009 from the year-ago period, and grew nearly 75 percent in the fiscal fourth quarter.  Meredith has successfully negotiated new retransmission agreements with all seven of the major cable operators in its markets.

Meredith continues to implement its plan to reduce expenses and improve efficiency by centralizing certain functions – including master control, traffic and research – across its television stations.  Broadcasting operating costs, excluding special charges, declined 5 percent in the fourth quarter, compared to the prior-year period, and were down 3 percent for the full year fiscal 2009.

OTHER FINANCIAL INFORMATION

Meredith generated more than $180 million in cash flow from operations during fiscal 2009, including $42 million in the fourth quarter.

Meredith’s total debt was $380 million at June 30, 2009, $105 million less than the prior fiscal year end.  Meredith’s debt-to-EBITDA ratio was well under existing debt covenants at 1.8 to 1.

On July 13, 2009, Meredith secured a new $75 million private placement of debt from a leading life insurance company.  The private placement consists of $50 million due July 2013 and $25 million due July 2014.  The proceeds were used to pay down Meredith’s revolving credit facilities – thus resulting in no incremental debt.  With the new private placement, Meredith’s weighted average interest rate on debt is approximately 5.4 percent.

Meredith increased its quarterly dividend rate 5 percent to 22½ cents per share in February.  Meredith has paid a dividend for 62 consecutive years and has increased its dividend annually for 16 consecutive years.  Meredith repurchased approximately 880,000 shares in fiscal 2009 and has 1.5 million shares remaining under current share repurchase authorizations.

Additionally, during the third quarter of fiscal 2009, Meredith reclassified the results of Country Home to discontinued operations.

All earnings per share figures in the text of this release are diluted.  Both basic and diluted earnings per share can be found in the attached consolidated statements of earnings (loss).

OUTLOOK

Looking at fiscal 2010, Meredith expects that advertising will continue to be impacted by the recession.

In Publishing, with two of three magazine issues closed, fiscal 2010 first quarter advertising revenues are expected to be down in the mid single-digit range.  In Broadcasting, with nine weeks left in the first quarter of fiscal 2010, advertising pacings are down 25 percent.  By comparison, in the fourth quarter of fiscal 2009, with nine weeks left, pacings were down 32 percent.

Looking at the rest of fiscal 2010, Meredith expects continued improvements in magazine and broadcasting non-political advertising revenues, with moderating declines in the first half of the fiscal year turning to modest growth in the second half.  In addition, the company will be cycling against $24 million of net political advertising revenues recorded in the first half of fiscal 2009.

Many of the operating expense savings Meredith accomplished in fiscal 2009 will carry into fiscal 2010, but are expected to be partially offset by approximately $10 million in additional pension expenses due to market performance of pension assets.

Meredith expects its average tax rate to be approximately 43 percent in the first quarter, and 40.5 percent for full fiscal 2010.

Meredith currently expects fiscal first quarter earnings per share to range from $0.30 to $0.35 and full-year fiscal 2010 earnings per share to range from $1.60 to $2.00.

A number of uncertainties remain that may affect Meredith’s outlook as stated in this press release for the first fiscal quarter and full year of 2010. These include national economic conditions; overall advertising volatility; the performance of Meredith’s retail businesses; paper prices; and postal rates. These and other uncertainties are referenced below under “Safe Harbor” and in certain SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on July 29, 2009, at 9:30 a.m. EDT (8:30 a.m. CDT) to discuss fiscal fourth quarter and 2009 results.  A live webcast will be accessible to the public on the company’s Web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the company’s results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it includes certain contractual and non-discretionary expenditures.

Results excluding the impairment charge and other special charges are also supplemental non-GAAP financial measures.  Management believes the special charges are not reflective of Meredith’s ongoing business activities.  While results excluding the special charges are not a substitute for reported earnings results under GAAP, management believes this information is useful as an aid in better understanding Meredith’s current performance, performance trends and financial condition.   Reconciliations of non-GAAP to GAAP measures are included in the attached tables.  The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties.  These statements are based on management’s current knowledge and estimates of factors affecting the company’s operations.  Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the company’s earnings per share outlook for the first fiscal quarter and all of fiscal 2010.

Actual results may differ materially from those currently anticipated.  Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the company’s industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions.  The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP) is the leading media and marketing company serving American women.  Meredith combines well-known national brands – including Better Homes and Gardens, Parents, Ladies’ Home Journal, Family Circle, American Baby, Fitness and More – with local television brands in fast-growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith uses multiple distribution platforms – including print, television, online, mobile and video – to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation’s top brands and companies.  Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Loss) (Unaudited)

	Three Months		Twelve Months
Period Ended June 30,	2009	2008	2009	2008
(In thousands except per share data)
Revenues
Advertising	$ 189,316	$ 222,516	$ 787,207	$ 930,598
Circulation	69,723	69,465	280,809	300,570
All other	86,810	84,289	340,781	321,275
Total revenues	345,849	376,270	1,408,797	1,552,443
Operating expenses
Production, distribution, and editorial	154,977	172,336	646,595	673,607
Selling, general, and administrative	138,696	154,069	560,219	590,031
Depreciation and amortization	10,236	13,167	42,582	49,153
Impairment charge	294,529	-	294,529	-
Total operating expenses	598,438	339,572	1,543,925	1,312,791
Earnings (loss) from operations	(252,589)	36,698	(135,128)	239,652
Interest income	308	192	656	1,090
Interest expense	(5,079)	(5,106)	(20,777)	(22,390)
Earnings (loss) from continuing operations before income taxes	(257,360)	31,784	(155,249)	218,352
Income taxes	(93,508)	13,221	(52,742)	85,378
Earnings (loss) from continuing operations	(163,852)	18,563	(102,507)	132,974
Income (loss) from discontinued operations, net of taxes	160	596	(4,577)	1,698
Net earnings (loss)	$ (163,692)	$ 19,159	$ (107,084)	$ 134,672

Basic earnings (loss) per share
Earnings (loss) from continuing operations	$ (3.64)	$ 0.41	$ (2.28)	$ 2.83
Discontinued operations	-	0.01	(0.10)	0.04
Basic earnings (loss) per share	$ (3.64)	$ 0.42	$ (2.38)	$ 2.87
Basic average shares outstanding	45,016	45,957	45,042	46,928

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	$ (3.64)	$ 0.40	$ (2.28)	$ 2.79
Discontinued operations	-	0.01	(0.10)	0.04
Diluted earnings (loss) per share	$ (3.64)	$ 0.41	$ (2.38)	$ 2.83
Diluted average shares outstanding	45,016	46,177	45,042	47,585

Dividends paid per share	$ 0.225	$ 0.215	$ 0.880	$ 0.800

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Twelve Months
Period Ended June 30,	2009	2008	2009	2008
(In thousands)
Revenues
Publishing	$ 283,366	$ 297,399	$ 1,134,261	$ 1,233,838
Broadcasting
Non-political advertising	55,390	73,246	233,533	304,922
Political advertising	398	1,507	23,519	5,447
Other revenues	6,695	4,118	17,484	8,236
Total broadcasting	62,483	78,871	274,536	318,605
Total revenues	$ 345,849	$ 376,270	$ 1,408,797	$ 1,552,443

Operating profit (loss)
Publishing	$ 45,948	$ 24,828	$ 151,017	$ 188,341
Broadcasting	(292,147)	18,030	(257,774)	77,860
Unallocated corporate	(6,390)	(6,160)	(28,371)	(26,549)
Income (loss) from operations	$ (252,589)	$ 36,698	$ (135,128)	$ 239,652

Depreciation and amortization
Publishing	$ 3,590	$ 4,789	$ 15,433	$ 20,373
Broadcasting	6,193	7,686	25,181	26,655
Unallocated corporate	453	692	1,968	2,125
Total depreciation and amortization	$ 10,236	$ 13,167	$ 42,582	$ 49,153

EBITDA[1]
Publishing	$ 49,538	$ 29,617	$ 166,450	$ 208,714
Broadcasting	(285,954)	25,716	(232,593)	104,515
Unallocated corporate	(5,937)	(5,468)	(26,403)	(24,424)
Total EBITDA[1]	$ (242,353)	$ 49,865	$ (92,546)	$ 288,805

Adjusted EBITDA[2]
Publishing	$ 49,538	$ 29,617	$ 166,450	$ 208,714
Broadcasting	8,575	25,716	61,936	104,515
Unallocated corporate	(5,937)	(5,468)	(26,403)	(24,424)
Total Adjusted EBITDA[2]	$ 52,176	$ 49,865	$ 201,983	$ 288,805

[1] EBITDA is earnings (loss) from continuing operations before interest, taxes, depreciation, and amortization.
[2] Adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization, and impairment charge.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	June 30,
Assets	2009	2008
(In thousands)
Current assets
Cash and cash equivalents	$ 27,910	$ 37,644
Accounts receivable, net	192,367	230,978
Inventories	28,151	44,085
Current portion of subscription acquisition costs	60,017	59,939
Current portion of broadcast rights	8,297	10,779
Other current assets	23,398	19,665
Total current assets	340,140	403,090
Property, plant, and equipment	444,904	446,935
Less accumulated depreciation	(253,597)	(247,147)
Net property, plant, and equipment	191,307	199,788
Subscription acquisition costs	63,444	60,958
Broadcast rights	4,545	7,826
Other assets	45,907	74,472
Intangible assets, net	561,581	781,154
Goodwill	462,379	532,332
Total assets	$ 1,669,303	$ 2,059,620

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$ -	$ 75,000
Current portion of long-term broadcast rights payable	10,560	11,141
Accounts payable	86,381	79,028
Accrued expenses and other liabilities	81,544	102,707
Current portion of unearned subscription revenues	170,731	175,261
Total current liabilities	349,216	443,137
Long-term debt	380,000	410,000
Long-term broadcast rights payable	11,851	17,186
Unearned subscription revenues	148,393	157,872
Deferred income taxes	64,322	139,598
Other noncurrent liabilities	106,138	103,972
Total liabilities	1,059,920	1,271,765
Shareholders' equity
Common stock	35,934	36,295
Class B stock	9,133	9,181
Additional paid-in capital	53,938	52,693
Retained earnings	542,006	701,205
Accumulated other comprehensive loss	(31,628)	(11,519)
Total shareholders' equity	609,383	787,855
Total liabilities and shareholders' equity	$ 1,669,303	$ 2,059,620

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Twelve Months Ended June 30,	2009	2008
(In thousands)
Net cash provided by operating activities	$ 180,920	$ 255,964

Cash flows from investing activities
Acquisitions of businesses	(6,218)	(73,645)
Additions to property, plant, and equipment	(23,475)	(29,620)
Proceeds from dispositions of assets	636	7,855
Net cash used in investing activities	(29,057)	(95,410)

Cash flows from financing activities
Proceeds from issuance of long-term debt	145,000	335,000
Repayments of long-term debt	(250,000)	(325,000)
Purchases of Company stock	(21,801)	(150,377)
Dividends paid	(39,730)	(37,344)
Proceeds from common stock issued	4,278	14,265
Excess tax benefits from share-based payments	906	1,475
Other	(250)	(149)
Net cash used in financing activities	(161,597)	(162,130)
Net decrease in cash and cash equivalents	(9,734)	(1,576)
Cash and cash equivalents at beginning of year	37,644	39,220
Cash and cash equivalents at end of year	$ 27,910	$ 37,644

Meredith Corporation and Subsidiaries								Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Charge - Meredith recorded two special charges in the fourth quarter of fiscal 2009.  The first is an impairment charge related to Broadcasting’s FCC licenses and goodwill.  The second is a special charge due primarily to employee severance related to previously announced plans to centralize certain functions across its television stations.  During the second quarter of fiscal 2009, Meredith recorded a special charge which relates primarily to the cost of a companywide workforce reduction of approximately 250 employees; the closure of Country Home magazine, effective with the March 2009 issue; and the relocation of the creative functions of the ReadyMade brand and Parents.com to Des Moines.  Please see Meredith's press release dated January 8, 2009, for additional information relating to the second quarter special charge.

The following table shows results of operations excluding the special charges and as reported with the difference being the special charges. Results of operations excluding the special charges are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2009	Three Months				Twelve Months
	Excluding Special Charge	Special Charges		As Reported	Excluding Special Charge	Special Charges		As Reported
(In thousands except per share data)
Revenues
Advertising	$ 189,316	$ -		$ 189,316	$ 787,207	$ -		$ 787,207
Circulation	69,723	-		69,723	280,809	-		280,809
All other	86,810	-		86,810	340,781	-		340,781
Total revenues	345,849	-		345,849	1,408,797	-		1,408,797
Operating expenses
Production, distribution, and editorial	154,977	-		154,977	646,595	-		646,595
Selling, general, and administrative	133,171	5,525	(a)	138,696	545,661	14,558	(a)	560,219
Depreciation and amortization	10,236	-		10,236	42,582	-		42,582
Impairment charge	-	294,529	(b)	294,529	-	294,529	(b)	294,529
Total operating expenses	298,384	300,054		598,438	1,234,838	309,087		1,543,925
Income (loss) from operations	47,465	(300,054)		(252,589)	173,959	(309,087)		(135,128)
Interest income	308	-		308	656	-		656
Interest expense	(5,079)	-		(5,079)	(20,777)	-		(20,777)
Earnings (loss) before income taxes	42,694	(300,054)		(257,360)	153,838	(309,087)		(155,249)
Income taxes	18,047	(111,555)		(93,508)	62,335	(115,077)		(52,742)
Earnings (loss) from continuing operations	24,647	(188,499)		(163,852)	91,503	(194,010)		(102,507)
Income (loss) from discontinued operations, net of taxes	160	-		160	(453)	(4,124)	(c)	(4,577)
Net earnings (loss)	$ 24,807	$ (188,499)		$ (163,692)	$ 91,050	$ (198,134)		$ (107,084)

Basic earnings (loss) per share
Earnings (loss) from continuing operations	$ 0.55	$ (4.19)		$ (3.64)	$ 2.03	$ (4.31)		$ (2.28)
Discontinued operations	-	-		-	(0.01)	(0.09)		(0.10)
Basic earnings (loss) per share	$ 0.55	$ (4.19)		$ (3.64)	$ 2.02	$ (4.40)		$ (2.38)
Basic average shares outstanding	45,016	45,016		45,016	45,042	45,042		45,042

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	$ 0.55	$ (4.19)		$ (3.64)	$ 2.03	$ (4.31)		$ (2.28)
Discontinued operations	-	-		-	(0.01)	(0.09)		(0.10)
Diluted earnings (loss) per share	$ 0.55	$ (4.19)		$ (3.64)	$ 2.02	$ (4.40)		$ (2.38)
Diluted average shares outstanding	45,016	45,016		45,016	45,042	45,042		45,042

(a) Severance expense
(b) Charge for impairment of FCC licenses and Broadcasting goodwill
(c) Severance expense and the write-down of art and manuscript inventory and subscription acquisition costs, net of taxes

Meredith Corporation and Subsidiaries								Table 2
Supplemental Disclosures Regarding Non-GAAP Financial Measures

The following table shows fiscal 2009 results of operations excluding the special charges and as reported with the difference being the special charges. Results of operations excluding the special charges are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2009	Three Months				Twelve Months
	Excluding Special Charge	Special Charges		As Reported	Excluding Special Charge	Special Charges		As Reported
(In thousands)
Revenues
Publishing	$ 283,366	$ -		$ 283,366	$ 1,134,261	$ -		$ 1,134,261
Broadcasting
Non-political advertising	55,390	-		55,390	233,533	-		233,533
Political advertising	398	-		398	23,519	-		23,519
Other revenues	6,695	-		6,695	17,484	-		17,484
Total broadcasting	62,483	-		62,483	274,536	-		274,536
Total revenues	$ 345,849	$ -		$ 345,849	$ 1,408,797	$ -		$ 1,408,797

Operating profit (loss)
Publishing	$ 47,679	$ (1,731)	(a)	$ 45,948	$ 158,788	$ (7,771)	(a)	$ 151,017
Broadcasting	6,176	(298,323)	(b)	(292,147)	42,562	(300,336)	(b)	(257,774)
Unallocated corporate	(6,390)	-		(6,390)	(27,391)	(980)	(c)	(28,371)
Income (loss) from operations	$ 47,465	$ (300,054)		$ (252,589)	$ 173,959	$ (309,087)		$ (135,128)

Depreciation and amortization
Publishing	$ 3,590	$ -		$ 3,590	$ 15,433	$ -		$ 15,433
Broadcasting	6,193	-		6,193	25,181	-		25,181
Unallocated corporate	453	-		453	1,968	-		1,968
Total depreciation and amortization	$ 10,236	$ -		$ 10,236	$ 42,582	$ -		$ 42,582

EBITDA[1]
Publishing	$ 51,269	$ (1,731)	(a)	$ 49,538	$ 174,221	$ (7,771)	(a)	$ 166,450
Broadcasting	12,369	(298,323)	(b)	(285,954)	67,743	(300,336)	(b)	(232,593)
Unallocated corporate	(5,937)	-		(5,937)	(25,423)	(980)	(c)	(26,403)
Total EBITDA[1]	$ 57,701	$ (300,054)		$ (242,353)	$ 216,541	$ (309,087)		$ (92,546)

[1] EBITDA is earnings (loss) from continuing operations before interest, taxes, depreciation, and amortization.

(a) Severance expense for Publishing operations
(b) Impairment of FCC licenses and goodwill, write-down of assets due to consolidation of certain Broadcasting operations, and severance expense for Broadcasting operations
(c) Severance expense for Corporate personnel

Meredith Corporation and Subsidiaries								Table 3
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Charge - During the fourth quarter of fiscal 2008, Meredith recorded a special charge which related primarily to further focusing the scope of its book operations. The special charge included adjusting certain book royalties, art and editorial, and inventory accounts, as well as severance for eliminated positions in book and elsewhere in the Company. See Meredith's press release dated June 5, 2008, for additional information relating to the special charge.

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2008	Three Months				Twelve Months
	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
(In thousands except per share data)
Revenues
Advertising	$ 222,516	$ -		$ 222,516	$ 930,598	$ -		$ 930,598
Circulation	69,465	-		69,465	300,570	-		300,570
All other	92,968	(8,679)	(a)	84,289	329,954	(8,679)	(a)	321,275
Total revenues	384,949	(8,679)		376,270	1,561,122	(8,679)		1,552,443
Operating expenses
Production, distribution, and editorial	167,850	4,486	(b)	172,336	669,121	4,486	(b)	673,607
Selling, general, and administrative	140,803	13,266	(c)	154,069	576,765	13,266	(c)	590,031
Depreciation and amortization	13,167	-		13,167	49,153	-		49,153
Total operating expenses	321,820	17,752		339,572	1,295,039	17,752		1,312,791
Income from operations	63,129	(26,431)		36,698	266,083	(26,431)		239,652
Interest income	192	-		192	1,090	-		1,090
Interest expense	(5,106)	-		(5,106)	(22,390)	-		(22,390)
Earnings before income taxes	58,215	(26,431)		31,784	244,783	(26,431)		218,352
Income taxes	23,555	(10,334)		13,221	95,712	(10,334)		85,378
Earnings from continuing operations	34,660	(16,097)		18,563	149,071	(16,097)		132,974
Income from discontinued operations, net of taxes	596	-		596	1,698	-		1,698
Net earnings	$ 35,256	$ (16,097)		$ 19,159	$ 150,769	$ (16,097)		$ 134,672

Basic earnings per share
Earnings from continuing operations	$ 0.76	$ (0.35)		$ 0.41	$ 3.17	$ (0.34)		$ 2.83
Discontinued operations	0.01	-		0.01	0.04	-		0.04
Basic earnings per share	$ 0.77	$ (0.35)		$ 0.42	$ 3.21	$ (0.34)		$ 2.87
Basic average shares outstanding	45,957	45,957		45,957	46,928	46,928		46,928

Diluted earnings per share
Earnings from continuing operations	$ 0.75	$ (0.35)		$ 0.40	$ 3.13	$ (0.34)		$ 2.79
Discontinued operations	0.01	-		0.01	0.04	-		0.04
Diluted earnings per share	$ 0.76	$ (0.35)		$ 0.41	$ 3.17	$ (0.34)		$ 2.83
Diluted average shares outstanding	46,177	46,177		46,177	47,585	47,585		47,585

(a) Increase in book sales return allowance
(b) Write-down of book inventory and editorial prepaid expenses
(c) Severance expense, write-down of book royalties, and bad debt reserve for Home Interiors Group receivable

Meredith Corporation and Subsidiaries								Table 4
Supplemental Disclosures Regarding Non-GAAP Financial Measures

The following table shows fiscal 2008 results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2008	Three Months				Twelve Months
	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
(In thousands)
Revenues
Publishing	$ 306,078	$ (8,679)	(a)	$ 297,399	$ 1,242,517	$ (8,679)	(a)	$ 1,233,838
Broadcasting
Non-political advertising	73,246	-		73,246	304,922	-		304,922
Political advertising	1,507	-		1,507	5,447	-		5,447
Other revenues	4,118	-		4,118	8,236	-		8,236
Total broadcasting	78,871	-		78,871	318,605	-		318,605
Total revenues	$ 384,949	$ (8,679)		$ 376,270	$ 1,561,122	$ (8,679)		$ 1,552,443

Operating profit
Publishing	$ 49,695	$ (24,867)	(b)	$ 24,828	$ 213,208	$ (24,867)	(b)	$ 188,341
Broadcasting	19,449	(1,419)	(c)	18,030	79,279	(1,419)	(c)	77,860
Unallocated corporate	(6,015)	(145)	(d)	(6,160)	(26,404)	(145)	(d)	(26,549)
Income from operations	$ 63,129	$ (26,431)		$ 36,698	$ 266,083	$ (26,431)		$ 239,652

Depreciation and amortization
Publishing	$ 4,789	$ -		$ 4,789	$ 20,373	$ -		$ 20,373
Broadcasting	7,686	-		7,686	26,655	-		26,655
Unallocated corporate	692	-		692	2,125	-		2,125
Total depreciation and amortization	$ 13,167	$ -		$ 13,167	$ 49,153	$ -		$ 49,153

EBITDA[1]
Publishing	$ 54,484	$ (24,867)	(b)	$ 29,617	$ 233,581	$ (24,867)	(b)	$ 208,714
Broadcasting	27,135	(1,419)	(c)	25,716	105,934	(1,419)	(c)	104,515
Unallocated corporate	(5,323)	(145)	(d)	(5,468)	(24,279)	(145)	(d)	(24,424)
Total EBITDA[1]	$ 76,296	$ (26,431)		$ 49,865	$ 315,236	$ (26,431)		$ 288,805

[1] EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

(a) Increase in book sales return allowance
(b) Increase in book sales return allowance; write-down of book inventory, book royalty, and editorial prepaid expenses; bad debt reserve for Home
      Interiors Group receivables; and severance expense for Publishing operations

(c) Severance expense for Broadcasting operations
(d) Severance expense for Corporate personnel

Meredith Corporation and Subsidiaries								Table 5
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to earnings (loss) from continuing operations in the following tables, is defined as earnings (loss) from continuing operations before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings (loss) before depreciation and amortization.

	Three Months Ended June 30, 2009				Twelve Months Ended June 30, 2009
	Publishing	Broadcasting	Unallocated Corporate	Total	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Operating profit (loss)	$ 45,948	$ (292,147)	$ (6,390)	$ (252,589)	$ 151,017	$ (257,774)	$ (28,371)	$ (135,128)
Depreciation and amortization	3,590	6,193	453	10,236	15,433	25,181	1,968	42,582
EBITDA	$ 49,538	$ (285,954)	$ (5,937)	(242,353)	$ 166,450	$ (232,593)	$ (26,403)	(92,546)
Less:
Depreciation and amortization				(10,236)				(42,582)
Net interest expense				(4,771)				(20,121)
Income taxes				93,508				52,742
Earnings (loss) from continuing operations				$ (163,852)				$ (102,507)

	Three Months Ended June 30, 2008				Twelve Months Ended June 30, 2008
	Publishing	Broadcasting	Unallocated Corporate	Total	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Operating profit	$ 24,828	$ 18,030	$ (6,160)	$ 36,698	$ 188,341	$ 77,860	$ (26,549)	$ 239,652
Depreciation and amortization	4,789	7,686	692	13,167	20,373	26,655	2,125	49,153
EBITDA	$ 29,617	$ 25,716	$ (5,468)	49,865	$ 208,714	$ 104,515	$ (24,424)	288,805
Less:
Depreciation and amortization				(13,167)				(49,153)
Net interest expense				(4,914)				(21,300)
Income taxes				(13,221)				(85,378)
Earnings from continuing operations				$ 18,563				$ 132,974

								Table 6
Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to earnings (loss) from continuing operations in the following tables, is defined as earnings (loss) from continuing operations before interest, taxes, depreciation, amortization and impairment charge.

Segment adjusted EBITDA is a measure of segment earnings (loss) before depreciation, amortization, and impairment charge.

	Three Months Ended June 30, 2009				Twelve Months Ended June 30, 2009
	Publishing	Broadcasting	Unallocated Corporate	Total	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Operating profit (loss)	$ 45,948	$ (292,147)	$ (6,390)	$ (252,589)	$ 151,017	$ (257,774)	$ (28,371)	$ (135,128)
Depreciation and amortization	3,590	6,193	453	10,236	15,433	25,181	1,968	42,582
Impairment charge	-	294,529	-	294,529	-	294,529	-	294,529
Adjusted EBITDA	$ 49,538	$ 8,575	$ (5,937)	52,176	$ 166,450	$ 61,936	$ (26,403)	201,983
Less:
Depreciation and amortization				(10,236)				(42,582)
Impairment charge				(294,529)				(294,529)
Net interest expense				(4,771)				(20,121)
Income taxes				93,508				52,742
Earnings (loss) from continuing operations				$ (163,852)				$ (102,507)